UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2012

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902

(Address of principal executive offices) (Zip Code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On December 20, 2012, Hardinge Precision Machinery (Jiaxing) Co., Ltd., an indirect wholly-owned subsidiary of Hardinge Inc. (the “Company”) in China, entered into a secured credit facility with China Construction Bank.

This facility, which expires on December 20, 2014 provides up to 34.2 million Renminbi (approximately $5.5 million) or its equivalent in other currencies for working capital and letter of credit purposes. Borrowings under the credit facility are secured by real property owned by the subsidiary.  The interest rate on the credit facility is based on the basic interest rate as published by the People’s Bank of China, plus a 10% mark-up.  As of December 20, 2012, our interest rate would be approximately 6.6%, if we had borrowed against this facility.

On December 24, 2012, the Company entered into a modification of its existing $25.0 million revolving credit facility with M&T Bank.  The modification reduces the interest rate from the daily one-month London Interbank Offered Rate (LIBOR) plus 3.50% per annum to LIBOR plus 2.75% per annum, and extends the maturity date of the facility from March 31, 2013 to March 31, 2014.  All other terms of the credit facility remain the same.

The credit facility is secured by substantially all of the Company’s U.S. assets (exclusive of real property), a negative pledge on the Company’s headquarters in Elmira, NY and a pledge of 65% of the Company’s investment in Hardinge Holdings GmbH.  The credit facility is guaranteed by Hardinge Technology Systems, Inc., a wholly-owned subsidiary of the Company and owner of the real property comprising the Company’s world headquarters in Elmira, New York.  The credit facility does not include any financial covenants but does contain other customary representations, affirmative and negative covenants and events of default.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: December 27, 2012	By:	/S/ EDWARD J. GAIO
Edward J. Gaio
Vice President and Chief Financial Officer